UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 8, 2009

DIGITAL ANGEL CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	0-26020	43-1641533
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

490 VILLAUME AVENUE SOUTH SAINT PAUL, MINNESOTA	55075
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 651-455-1621

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 – Regulation FD

Item 7.01 Regulation FD Disclosures.

As previously disclosed on Form 8-K, on November 20, 2009, pursuant to the terms of the Amendment to the Asset Sale and Purchase Agreement (“Amended Agreement”) between Digital Angel Corporation (the “Company”), together with its subsidiaries, Signature Industries Limited (“Signature”) and McMurdo Limited, and Orolia SA, the Company completed the sale of certain assets of its U.K.-based McMurdo business unit (“McMurdo”) and the net proceeds (after deposit of the agreed escrow amount) received by Signature in that transaction were used to pay debt obligations and fund working capital. In order to ensure that vendor relationships would seamlessly transition with McMurdo, Signature agreed with Orolia SA that those McMurdo trade payables that remained with Signature would be paid directly from closing proceeds. Because Signature retained all of McMurdo’s accounts receivable, Signature had intended such receipts as the funding source for payments to these vendors. At completion of the sale, immediate payment of the balance of these payables and increases in Signature’s operating requirements resulted in Signature remitting less net proceeds to the Company than expected from the sale. As a consequence, the Company did not receive sufficient funds at closing from Signature to enable it to prepay its senior lenders as anticipated and as previously disclosed on the Form 8-K. As a result of these changes, the conditions to prepayment of the Company’s debt to its senior lenders were not met and the Company has therefore resumed making regular monthly payments to its lenders in accordance with the terms of the existing notes and related agreements. The Company continues to have discussions with the lenders regarding repayment.

This information is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. This report shall not be incorporated by reference into any filing under the Securities Exchange Act of 1934 or the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGITAL ANGEL CORPORATION

Date: December 8, 2009
	By:	/s/ Lorraine M. Breece
	Name: Title:	Lorraine M. Breece Senior Vice President and Chief Financial Officer